Exhibit 12.1

700 12th Street, NW
Washington, DC 20005

House Hack, Inc.

8164 Platinum Street

Ventura, CA 93004

August 24, 2023

To the Board of Directors,

We are acting as counsel to House Hack, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement and the pre-qualification amendments cover the contemplated sale of up to 75,000,000 shares of Non-Voting Common Stock (the “Securities”) of the Company (the “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the articles of incorporation (as amended), the bylaws, the minutes of meetings and actions by written consent of the Company’s board of directors as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Wyoming, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Securities being sold pursuant to the offering statement have been authorized by all necessary corporate actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP